Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of enGene Holdings Inc on Amendment No. 1 to Form S-4 of our report dated March 30, 2023, which includes an explanatory paragraph as to Forbion European Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Forbion European Acquisition Corp. as of December 31, 2022 and 2021 and for the years ended December 31, 2022, and for the period from August 9, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 29, 2023